Forest Oil Corporation

Annual Incentive Plan

2012

Forest Oil Corporation
2012 Annual Incentive Plan

Summary

Plan Objectives

The Annual Incentive Plan (the “Plan”) has been designed to meet the following objectives:

•	Provide an annual incentive plan framework that is performance-driven and focused on objectives that are critical to the Company's success.

•	Offer competitive cash compensation opportunities to employees.

•	Reward outstanding achievement.

Basic Plan Concept

The Plan provides annual incentive awards, which will be determined primarily on the basis of the Company's consolidated results on selected financial and operating performance measures as well as business unit or department performance objectives. Individual performance will also be considered in determining the actual participant award payout. The Company shall have the flexibility to adjust individual awards to reflect individual or team performance.

Performance Measures and Weights

Each year the Company will establish the threshold, target and outstanding performance levels on each performance measure and its appropriate weighting, subject to the confirmation of the Compensation Committee of the Board of Directors (the “Committee”). These performance measures and their weighting will be reviewed (and modified, if appropriate) in light of changing Company priorities and strategic objectives.

The Company has also established performance objectives for each business unit and department for 2012, the achievement of which will be determined by the President and Chief Executive Officer (the “CEO”) at year end, subject to the confirmation of the Committee.

The 2012 performance measures and their relative weightings are described below.

Plan Administration

The Plan will be administered by the Committee and the CEO (for all positions except his own). Certain elements of the Plan administration will be delegated to the senior Human Resources executive of the Company. The Executive Vice President and Chief

Financial Officer will verify the performance calculation for the performance and operating measures in consultation with the Senior Vice President, Chief Accounting Officer and Corporate Controller and the Vice President, Corporate Engineering, who shall be responsible for the estimation of the Company's oil and gas reserves.

Actual performance goals, standards, award determinations and modifications to the Plan design must be approved by the Committee.

Measure	Weighting
Production	25%
Reserves	25%
Rate of Return on Company Drilling Capital	25%
Business Unit/Department Performance Objectives	25%
Total Financial and Operating Objectives	100%

Once the total bonus pool has been established following the performance calculations, the CEO shall have the discretion to distribute bonus monies within business units and the corporate group or to move monies from one group to another, and to allocate incentive monies to individuals, based on his assessment (with advice of senior management) as to individual or group performance.

Targets

Targets for the Plan will be set consistent with the following:

•	Threshold - Minimum level at which payout occurs. The threshold percentage is 25% of the target award percentage.

•	Target - Level at which the participant receives the target award percentage.

•	Outstanding - Level at which the participant receives 200% of the target award percentage.

Completion percentages between Threshold, Target and Outstanding will be determined, with the exception of those for Business Unit and Department Performance Objectives, by interpolation.

A Completion Percentage for each business unit and department with regard to its Business Unit/Department Performance Objectives will be assigned at year end by the CEO following a thorough review of its activities and accomplishments. The assigned Completion Percentage on Business Unit/Department Performance Objectives for each business unit or department will be included in the calculation of the Overall Completion Percentage for that business unit or department in the same manner as is the Completion Percentage on other performance measures.

Targets shall be adjusted for material changes made during the year to the business plan or scope thereof, including the capital expenditure budget.

Maximum Completion

Although there will be no limit on completion of individual financial and operating measures, completion for the total Plan will be limited to 200% of target.

Performance Levels

Performance levels will be set for individual measures. Results below the Threshold will equate to a zero completion percentage. Achievement at or above the Threshold is required for award payments (starting at the 25% level) to be made under the Plan.

Completion Calculation

Completion percentages for each individual measure will be equal to the completion percentage of the measure times the weighting for that measure. The overall completion percentage for the Plan for financial and operating measures and business unit and department objectives will be the sum of the weighted completion percentages for each individual measure.

Property Sales

In computing results, non-budgeted property sales are not to be considered. To avoid non-budgeted property sales from affecting results, they will be incorporated into performance measures as though they had been budgeted.

Participants

The CEO shall determine which employees are to be participants in the Plan. If a participant's employment with the Company terminates for any reason prior to payment, no bonus award will be paid.

The target award percentage for the CEO and other officers of the Company are established by the Committee. Any changes to target award percentages for Company officers are subject to the approval of the Committee. The CEO is authorized to establish and adjust at his discretion the target award percentages for non-officer Plan participants. All awards to officers under the Plan are subject to approval of the Committee.

Plan participants who change positions and/or have their individual target incentive levels changed during the Plan year will have their award prorated accordingly. All awards paid will be rounded to the nearest $100. Incentive compensation awards will be calculated based upon the participant's base salary in effect at the end of the Plan year or earned salary during the Plan year if the participant was a new hire during the year.

Board of Directors' Discretion

The granting of any and all incentive compensation awards is at the discretion of the Forest Oil Corporation Board of Directors.

Forest Oil Corporation
2012 Annual Incentive Plan
Operating Measure
Production

Objective

Measure net production growth on an annual basis. Each business unit will be given an aggregate net production goal, and the Plan participants in each business unit will be judged against whether their business unit achieved its individual goal. The business unit production goals, when added together, shall reflect Forest's annual net production growth goal and be consistent with the 2012 Business Plan. Participants in the corporate departments will be judged against whether the entire Company achieved its annual net production growth goal, measured on a per diluted share basis.

Definition

Net production equals total net production (after royalty and other burdens) equal to that set forth in the 2012 Business Plan. Production growth per diluted share for the entire Company is calculated by dividing the quotient of the Company's production during 2012 and the average number of diluted shares of the Company's common stock outstanding on the last day of each month in 2012 by the quotient of the Company's production during 2011 and the average number of diluted shares of the Company's common stock outstanding on the last day of each month in 2011. For purposes of computing equivalent production, the following economic ratios will apply (a) 15-to-1 for oil/condensate to gas and (b) 7.5-to-1 for natural gas liquids to gas.

Should a business unit overspend budgeted Capex significantly, the Production target will either be proportionately adjusted or the target level will become the threshold for payout under this measure.

Targets

The threshold, target, and outstanding objectives for the business units and the corporate departments are shown in Attachment 1A.

Forest Oil Corporation
2012 Annual Incentive Plan
Operating Measure
Reserves

Objective

Measure proved reserves growth on an annual basis. Each business unit will be given an aggregate goal for adding proved reserves during the year, and the Plan participants in each business unit will be judged against whether their business unit achieved its individual goal. The business unit proved reserve additions goals, when added together, shall reflect Forest's annual proved reserves growth goal and be consistent with the 2012 Business Plan. Participants in the corporate departments will be judged against whether the entire Company achieved its annual proved reserves growth goal, measured on a per diluted share basis.

Definition

Reserves growth per diluted share for the entire Company is calculated by dividing the quotient of the Company's U.S. proved reserves at the end of 2012 (including the effect of performance revisions, but excluding price-related revisions) and the average number of diluted shares of the Company's common stock outstanding on the last day of each month in 2012 by the quotient of the Company's U.S. proved reserves at the end of 2011 and the average number of diluted shares of the Company's common stock outstanding on the last day of each month in 2011. Reserves added will be equal to the sum of extensions/discoveries and performance revisions line items contained in the 2012 year-end SEC reserve report. For purposes of computing equivalent reserves, the following economic ratios will apply (a) 15-to-1 for oil/condensate to gas and (b) 7.5-to-1 for natural gas liquids to gas.

Targets

The threshold, target, and outstanding objectives for the business units and the corporate departments are shown in Attachment 1B.

Forest Oil Corporation
2012 Annual Incentive Plan
Operating Measure
Rate of Return on Drilling Capital

Objective

Measure the annual pre-tax rate-of-return (“ROR”) achieved through the deployment of approved drilling and completion capital.

Definition

Pre-tax rate-of-return on all capital projects during the year related to drilling and completion projects, but excluding acquisitions, land lease, seismic, maintenance and P&A, and capitalized G&A, equity compensation, and interest. The price assumptions to be utilized will be those utilized for the Investment Results Report (“IRR”). In evaluating the accomplishment of this objective, the Compensation Committee will take into account all revisions to estimated proved reserves made in 2012.

Targets

The threshold, target, and outstanding objectives for the business units and the corporate departments are shown in Attachment 1C.

Forest Oil Corporation
2012 Annual Incentive Plan
Operating Measure
Business Unit and Department Performance Objectives

Objective

Measure the achievement of key objectives that are established for each business unit and department for each year.

Definition
Objectives that are key to the success of each business unit or department have been established by the CEO. Objectives will be established for each corporate staff department that directly support the achievement of business unit and other staff department objectives. Established objectives are specific to each business unit or department, well-defined and to the extent possible, measurable.

Targets

Performance Objectives will be established for the Eastern Region, Western Region, Southern Region, International, and New Ventures Business Units as well as for each corporate administrative or support department. Awards to business unit and department participants will be based on the achievement of performance objectives established for the business unit or department in which they work.

At year-end 2012 the achievement of performance objectives for each business unit as well as for each corporate administrative or support department will be evaluated and assigned a completion percentage by the CEO over a range of 0 - 200%. This completion percentage will be multiplied by the 25% relative weighting for Business Unit/Department Performance Objectives and included in the calculation of the overall completion percentage for the business unit or department.

A corporate objective tied to the Company's ratio of net debt-to-proved developed reserves (on an adjusted equivalents basis, using an oil/condensate-to-gas ratio of 15-to-1 and an NGLs-to-gas ratio of 7.5-to-1) will be included. Corporate departments will also have a capital discipline objective.

Attachment 1

2012

Goal Description	Weighting	Target

Production	25%	See Attachment 1A

Reserves	25%	See Attachment 1B

Rate of Return on Company Drilling Capital	25%	See Attachment 1C

Business Unit/Department Objectives	25%

Total Weighting	100%

Attachment 1A

2012 Production

Business Unit	Threshold	Target	Outstanding

Company (% Growth/Share)	0%	10%	20%

Eastern (Bcfe)	53.7	59.7	65.6

Western (Bcfe)	59.7	66.3	73.0

Southern (Bcfe)	35.9	39.9	43.9

New Ventures (Bcfe)	4.1	5.5	8.1

Awards to participants in the Eastern, Western, and Southern business units and in New Ventures will be based on the performance of the business unit in which they work. Awards to participants in the International and corporate departments will be based on total Company results.

The Threshold, Target and Outstanding objectives are directly related to the 2012 capital expenditures plan of $591 million, as approved by the Forest Oil Corporation Board of Directors. To the extent that (i) the Company incurs more or less than $591 million in capital expenditures in 2012, or (ii) oil and gas prices are materially different from those assumed in the foregoing plan, management and the Compensation Committee may adjust the objectives appropriately. Further, the Threshold, Target, and Outstanding objectives will be updated to reflect the Company's final 2011 production. In addition, diluted shares outstanding for 2011 and forecasted diluted shares outstanding for 2012 will be updated to reflect the Company's final 2011 outstanding diluted share count and final forecasted 2012 outstanding diluted share count, respectively.

Attachment 1B

2012 Reserves

Business Unit	Threshold	Target	Outstanding

Company (% Growth/Share)	3%	5%	7%

Eastern (Bcfe)	111	128	151

Western (Bcfe)	124	142	166

Southern (Bcfe)	36	42	49

New Ventures (Bcfe)	20	23	26

Awards to participants in the Eastern, Western, and Southern business units and in New Ventures will be based on the performance of the business unit in which they work. Awards to participants in the International and corporate departments will be based on total Company results.

The Threshold, Target, and Outstanding objectives are directly related to the 2012 capital expenditures plan of $591 million as approved by the Forest Oil Corporation Board of Directors. To the extent that (i) the Company incurs more or less than $591 million in capital expenditures in 2012, or (ii) oil and gas prices are materially different from those assumed in the foregoing plan, management and the Compensation Committee may adjust the objectives appropriately. Further, the Threshold, Target, and Outstanding objectives will be updated to reflect the Company's final proved reserve estimates at December 31, 2011. In addition, diluted shares outstanding for 2011 and forecasted diluted shares outstanding for 2012 will be updated to reflect the Company's final 2011 outstanding diluted share count and final forecasted 2012 outstanding diluted share count, respectively.

Attachment 1C

2012 Rate-of-Return on Company Drilling Capital

	Threshold	Target	Outstanding

Rate-of-Return	20%	23%	26%

The Rate-of-Return (“ROR”) on Drilling Capital results for the company will comprise the consolidated results of the Eastern, Western, Southern, International and New Ventures business units.

ROR on Drilling Capital for all corporate staff groups will equal the combined results for the company.